Exhibit 10.20
FOURTH AMENDMENT TO LEASE AGREEMENT
     THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into between CFO2 AUSTIN, LLC, a Delaware limited liability company (“Landlord”), and RULES-BASED MEDICINE, INC., a Delaware corporation (“Tenant”), as of March ___, 2010 (the “Effective Date”), with reference to the following:
     A. STAG Investors 2000, Ltd. (predecessor-in-interest to Landlord) and Tenant entered into that certain Lease Agreement dated March 18, 2003; and Landlord and Tenant entered into that certain First Amendment to Lease Agreement dated April 2007 (the “First Amendment”), that certain Second Amendment to Lease Agreement dated September 2, 2008 (the “Second Amendment”), and that certain Third Amendment to Lease Agreement dated September 1, 2009 (the “Third Amendment”) (as amended, the “Lease”), currently covering approximately 14,614 rentable square feet on the first floor (the “Premises”) and the Temporary Space (as defined in Paragraph 2 of the Third Amendment) consisting of 1,282 rentable square feet on the first floor of the building known as Stonecreek Park, and located in Austin, Texas (the “Building”).
     B. Landlord and Tenant now desire to further amend the Lease as set forth below. All capitalized terms used in this Amendment and not defined herein shall have the same meanings set forth in the Lease.
     NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties agree this Amendment shall amend and modify the Lease as follows:
1. Second Extension Period. The expiration date of the term of the Lease is extended for a period of thirty-seven (37) months (the “Second Extension Period”) and the term will now expire on June 30, 2015. Tenant acknowledges that it has no further extension or renewal rights or options under the Lease, except as provided in Paragraph 14 (Option to Extend) of this Amendment.
2. Premises.
     (a) Temporary Space. As of March 1, 2010, the Temporary Space shall become a part of the Premises under the Lease, and the term “Premises” as used in the Lease shall mean and include approximately 15,896 rentable square feet, being the sum of the rentable square feet of the current Premises (14,614 square feet) and the Temporary Space (1,282 square feet) (the “Current Premises”).
     (b) Third Expansion Space. Commencing on the Third Expansion Space Commencement Date (as defined in Paragraph 4(b) below), Landlord leases to Tenant and Tenant leases from Landlord approximately 20,429 rentable square feet (the “Third Expansion Space”) located on the first floor of the Building and known as Suite 100 as shown on the attached Exhibit A, which is incorporated into this Amendment for all purposes. As of the Third Expansion Space Commencement Date, the term “Premises” as used in the Lease shall mean and

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include approximately 36,325 rentable square feet, being the sum of the rentable square feet of the Current Premises, as described in Paragraph 2(a) above (15,896 rentable square feet) and the Third Expansion Space (20,429 rentable square feet). The lease of the Third Expansion Space is subject to all of the terms and conditions of the Lease currently in effect, except as modified in this Amendment.
3. Rent.
     (a) Current Premises. Notwithstanding the Base Rent amounts set forth in Paragraph 2 of the First Amendment and Paragraph 2 of the Second Amendment, commencing on March 1, 2010, and continuing through the Second Extension Period, Tenant shall, at the time and in the manner provided in the Lease, pay to Landlord as Base Rent for the Current Premises the amounts set forth in the following rent schedule:
CURRENT PREMISES

		ANNUAL RATE PER
		RENTABLE SQUARE	MONTHLY
FROM	THROUGH	FOOT	BASE RENT
March 1, 2010	June 30, 2010	$14.00	$18,545.33
July 1, 2010	June 30, 2011	$14.50	$19,207.67
July 1, 2011	June 30, 2012	$15.00	$19,870.00
July 1, 2012	June 30, 2013	$15.50	$20,532.33
July 1, 2013	June 30, 2014	$16.50	$21,857.00
July 1, 2014	June 30, 2015	$17.50	$23,181.67

*	Based on 14,614 rentable square feet. Tenant shall pay Base Rent for the Temporary Space for February 2010 as described in Paragraph 3 of the Third Amendment.
     (b) Third Expansion Space. Commencing on July 1, 2010 (“Third Expansion Space Commencement Date”), and continuing through the Second Extension Period, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for 14,000 rentable square feet of the Third Expansion Space (“Space A”) and Base Rent for 6,429 rentable square feet of the Third Expansion Space (“Space B”) the amounts set forth in the following rent schedules:
THIRD EXPANSION SPACE – Space A

		ANNUAL RATE PER
		RENTABLE SQUARE	MONTHLY
FROM	THROUGH	FOOT	BASE RENT
July 1, 2010	August 31, 2010	$14.00	Abated Rent***
September 1, 2010	June 30, 2011	$14.00	$16,333.33
July 1, 2011	June 30, 2012	$14.50	$16,916.67
July 1, 2012	June 30, 2013	$15.50	$18,083.33
July 1, 2013	June 30, 2014	$16.50	$19,250.00
July 1, 2014	June 30, 2015	$17.50	$20,416.67

**	TESCD = Third Expansion Space Commencement Date

***	Subject to the terms specified in Paragraph 3(c) below, the monthly Base Rent and Tenant’s Proportionate Share of Tenant Costs for Space A for the months of July 2010 and August 2010 shall be abated.

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THIRD EXPANSION SPACE – Space B

		ANNUAL RATE PER
		RENTABLE SQUARE	MONTHLY
FROM	THROUGH	FOOT	BASE RENT
July 1, 2010	June 30, 2011	$14.00	Abated Rent****
July 1, 2011	June 30, 2012	$14.50	$7,768.38
July 1, 2012	June 30, 2013	$15.50	$8,304.13
July 1, 2013	June 30, 2014	$16.50	$8,839.88
July 1, 2014	June 30, 2015	$17.50	$9,375.63

****	Subject to the terms specified in Paragraph 3(c) below, the monthly Base Rent and Tenant’s Proportionate Share of Tenant Costs for Space B from July 1, 2010 through June 30, 2011 shall be abated.
     (c) Abated Rent. Notwithstanding anything contained herein or in the Lease to the contrary, Base Rent in the monthly amount of $16,333.33 for Third Expansion Space-A, and $7,500.50 for Third Expansion Space-B, and Tenant’s Proportionate Share of Taxes, utilities and other services, and other costs collectively referred to as Tenant Costs in Paragraph 2C of the Lease shall be abated for the time periods specified above. All such amounts are referred to herein as the “Abated Rent”. If, at the time any Abated Rent is due to Tenant, there is an uncured Event of Default under the Lease and Landlord has not terminated the Lease as provided for in Paragraph 20(a) of the Lease, Landlord shall provide Tenant with a second written notice of such Event of Default, unless the original Event of Default was pursuant to Paragraph 19C or Paragraph 19D of the Lease in which case the above-described notice is not required, and Tenant shall have the same right to cure such Event of Default as Tenant had when Tenant was first notified of the Event of Default as provided for in Paragraph 19 of the Lease, as modified by Paragraph 21 of this Amendment. No further Rent shall be abated unless, following such second written notice, Tenant cures such Event of Default within applicable cure period described in the Lease. Notwithstanding anything to the contrary in this Paragraph 3(c), in the event of termination of the Lease as a result of Tenant’s failure to cure an Event of Default, in addition to any other amounts recoverable by Landlord pursuant to the terms of the Lease, Tenant shall pay to Landlord an amount equal to the unamortized portion (as of the date of such default) of any Abated Rent realized by Tenant pursuant to this Amendment based on a sixty (60) month straight line amortization schedule with the first month of such period being July, 2010.

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4. Condition of the Third Expansion Space.
     (a) Tenant accepts the Third Expansion Space in its “as-is” condition as of the Effective Date, except for latent defects in the Third Expansion Space of which Tenant notifies Landlord within one hundred eighty (180) days after the Third Expansion Space Commencement Date other than work performed by Tenant, or any of its contractors, subcontractors, agents or employees (“Latent Defects”), and subject to the terms of the Lease and this Amendment. However, any necessary construction of leasehold improvements shall be accomplished and the cost of such construction shall be paid in accordance with the “Work Letter” between Landlord and Tenant attached to this Amendment as Exhibit B. Tenant hereby agrees that the Third Expansion Space is in good order and satisfactory condition and that, except as otherwise expressly set forth in the Lease, there are no representations or warranties of any kind, express or implied, by Landlord regarding the Third Expansion Space, the Building or the Project. Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the Third Expansion Space or the Current Premises. By taking possession of the Third Expansion Space, Tenant waives (i) any claims due to defects in the Third Expansion Space except for Latent Defects; and (ii) all express and implied warranties of suitability, habitability and fitness for any particular purpose. Tenant’s right to terminate the Lease due to the condition of the Third Expansion Space or the Current Premises shall be limited to those rights, if any, contained in the Lease or this Amendment. Landlord hereby represents that, to Landlord’s current actual knowledge, Landlord has received no written notice from any applicable governmental authority of any current violation of any laws, including, without limitation, the Americans with Disability Act, with respect to the Third Expansion Space.
     (b) The term “Third Expansion Space Commencement Date” means July 1, 2010. However, Landlord shall make the Third Expansion Space available to Tenant’s general contractor (who is subject to approval pursuant to the terms of this Amendment and the Lease) for the commencement of the Tenant Work (as defined in Exhibit B of this Amendment which is incorporated into this Amendment for all purposes) upon the (i) execution of this Amendment and (ii) receipt by Landlord of a certificate evidencing the insurance required to be carried by Tenant and Tenant’s general contractor as required herein. Thereafter and subject to the terms conditions set forth below, Landlord shall reasonably cooperate with Tenant and Tenant’s general contractor in the performance of the Tenant Work, including, but not limited to: (A) providing access to Tenant’s general contractor on a twenty-four (24) hour basis, if required by Tenant and reasonably necessary for Tenant to complete such work by July 1, 2010, and (B) allowing Tenant’s general contractor access to other areas of the Building and common areas as may be reasonably necessary to complete the Tenant Work. If Tenant’s general contractor requires access as described in the previous sentence, then Tenant shall provide Landlord with at least twenty-four (24) hours’ prior written notice and a representative of Tenant shall be present during the performance of the Tenant Work at all times after normal business hours; for the purposes of this Paragraph 4(b), normal business hours are deemed to be 8:00 a.m. to 6:00 p.m. Monday through Friday. If any portion of the Tenant Work being performed after normal business hours requires the Landlord’s building engineer to be present, as reasonably determined by Landlord or Tenant, Tenant shall pay Landlord for the cost of such engineer at a rate equal to $40.00 per hour for which the engineer is present, or a prorated amount for periods of less than

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an hour, within fifteen (15) days of Tenant’s receipt of Landlord’s invoice for such service which shall specify the day(s) and hour(s) or portion of such hour the engineer was present. Landlord shall permit Tenant and/or its vendors, and contractors to enter the Third Expansion Space subject to the terms of this Amendment and the Lease, at the same time Tenant’s general contractor is in the space in order to complete all other work Tenant requires to make such space ready for Tenant’s occupancy including, but not limited to, installation of telephone and data cabling, and dismantling and removal or reconstruction of Tenant’s furniture which is currently located in the space.
5. Escrow Deposits.
     (a) Tenant’s Proportionate Share. Notwithstanding anything in Paragraph 1B of the Lease to the contrary, as of the Effective Date, the Rentable Square Footage of the Project is 76,910 square feet. Commencing on March 1, 2010, Tenant’s Proportionate Share of Tenant Costs payable under Paragraph 2C of the Lease shall be increased to 20.67% based on the Temporary Space becoming part of the Premises. Commencing on the Third Expansion Space Commencement Date, Tenant’s Proportionate Share of Tenant Costs shall be increased to 47.23% based on the Third Expansion Space becoming part of the Premises.
     (b) Tenant Costs. As of the Effective Date and continuing through the Second Extension Period, Tenant shall continue to pay Tenant’s Proportionate Share of Tenant Costs (as modified herein) except during those periods in which Tenant receives Abated Rent, as more particularly described herein.
     (c) Controllable Costs. Notwithstanding anything in the Lease or this Amendment to the contrary, during the Second Extension Period, Landlord agrees that future increases in the Tenant’s Proportionate Share of actual Controllable Costs (which costs are defined below) above the actual Controllable Costs for 2010 and for any subsequent year during any calendar year during the term of the Lease shall be limited to the lesser of (i) the increase in the actual Controllable Costs for such year from the preceding year or (ii) a four percent (4%) annual increase, on a cumulative, compounded basis, over Tenant’s Proportionate Share of actual Controllable Costs for 2010. The term “Controllable Costs” means all Tenant Costs excluding the cost of utilities, insurance and Taxes (as more particularly described in Paragraph 3A of the Lease and modified by Paragraph 3(b) of the Second Amendment and Paragraph 5(d) of this Amendment).
     (d) Taxes. Additionally, Landlord and Tenant agree that, notwithstanding anything to the contrary contained in the Lease, as amended, the term “Taxes” shall include (i) all reasonable expenses and fees incurred by Landlord in connection with the negotiation or protest of real estate taxes for the Project that results in lower real estate taxes for the Project, provided that Landlord shall credit against Taxes any refunds received from such negotiations or protest to the extent originally included in Taxes (less Landlord’s costs), and (ii) taxes under Chapter 171 of the Texas Tax Code, as may be renumbered from time to time, but only to the extent and for so long as such taxes are determined by reference to the “taxable margin” of Landlord, such taxes to be apportioned as provided by the Texas Tax Code and determined using elections or methods applicable to Landlord that result in the lowest taxable margin, with such taxes being allocated to the Project under generally accepted accounting principles based on the portion of

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the taxable margin of Landlord from the Project relative to the taxable margin from other sources of Landlord and its Affiliates included in any combined group report.
     (e) Capital Improvements. As of February 1, 2010, subject to the limitation stated below Tenant Costs shall include the amortization of capital expenditures incurred by Landlord as follows: (i) to conform with laws which are amended, become effective, or are interpreted or enforced differently, after May 1, 2010, amortized uniformly over the estimated useful life of the improvement in accordance with generally accepted accounting principles; and (ii) for the purpose of reducing or controlling increases in Tenant Costs (such as energy savings equipment) amortized uniformly over the anticipated payback period; provided, however, the maximum amount which is added to Tenant Costs for any given calendar year for a capital improvement(s) installed for the purpose of reducing or controlling increases in Tenant Costs shall not exceed the lesser of (a) the annual amortization of the cost of the item(s) or (b) the actual costs saved as a result of the installation thereof.
     (f) Adjustments to Tenant Costs. As of February 1, 2010, the last three (3) sentences of Paragraph 2C on page 4 of the Lease are deleted in their entirety, and adjustments to Tenant Costs shall be made in accordance with the terms and conditions of this Paragraph 5(f). If the average amount of Rentable Square Footage leased in the Project during any calendar year during the term of the Lease is less than ninety-five percent (95%) of the Rentable Square Footage of the Project on an average annualized basis, and Landlord estimates in its reasonable discretion that the expense actually incurred by Landlord for the cost of (i) utilities, and (ii) janitorial services for the Project are lower than what would be incurred for each item if at least ninety-five percent (95%) of the Rentable Square Footage of the Project were leased, then at Landlord’s election, appropriate adjustments using reasonable cost projections based on industry standards (calculated in a manner which is consistent with the methodology set forth in the example shown on Exhibit C, which is incorporated into this Amendment for all purposes) may be made by Landlord to increase the actual cost of each item to the amount Landlord would project to incur for such calendar year if ninety-five percent (95%) of the Rentable Square Footage of the Project were leased. Notwithstanding Landlord’s right to adjust the expenses as provided above or anything contained in the Lease or this Amendment to the contrary, in no event will Landlord bill tenants of the Project or collect from tenants of the Project more than one hundred percent (100%) of the actual amount incurred by Landlord for any calendar year for each item specified above. In the event an adjustment is made pursuant to this Paragraph 5(f), Landlord shall provide Tenant with written notice specifying in reasonable detail the adjustment which was made (including the specifics of the calculation) at the same time Landlord provides Tenant a written statement detailing the actual Tenant Costs for such calendar year; provided, however, for purposes of this Paragraph 5(f), the amount of Rentable Square Footage leased shall be determined by the total amount of rentable square feet specified in all of the leases in the Project for which the commencement date of each lease term has begun for each such calendar year during the term of the Lease.
     (g) Substantiation of Tenant Costs. Within ten (10) days of Landlord’s receipt of Tenant’s written request, Landlord shall provide (i) a reasonably detailed accounting, as determined by Landlord, of all Tenant Costs for the preceding year that is capable of being generated by Landlord’s then-current accounting software, and (ii) Tenant with access to all supporting documentation for such costs.

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     (h) Audit Rights. Within one hundred eighty (180) days after Landlord furnishes a statement of actual Tenant Costs for any calendar year (the “Audit Election Period”), Tenant may, at its expense or Landlord’s expense as specified below, elect to audit Tenant Costs for such calendar year only, subject to the following conditions: (i) there is no uncured Event of Default under this Lease; (ii) the audit shall be prepared by an independent certified public accounting firm of reputable local, regional or national standing; (iii) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (iv) the audit shall commence within thirty (30) days after Landlord makes Landlord’s books and records available in Austin, Texas to Tenant’s auditor and shall conclude within sixty (60) days after commencement; (v) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord makes its books and records available in Austin, Texas, and shall not unreasonably interfere with the conduct of Landlord’s business; (vi) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute a commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (vii) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. Landlord shall have a period of ten (10) days after its receipt of the draft form to review the draft and provide its reasonable written comments, if any, to Tenant. If Tenant does not receive Landlord’s reasonable written comments within the ten (10) day time period, Tenant shall have no obligation to incorporate Landlord’s comments into the final audit report. In the event Tenant’s audit discloses overcharges of Tenant Costs made during the prior calendar year which, when totaled, establish that the sum overcharged to and paid by Tenant for the calendar year covered by such audit exceeds five percent (5%) of the actual (as distinguished from estimated) amount of Tenant’s Proportionate Share of Tenant Costs, Landlord shall pay up to $4,000.00 of Tenant’s actual out-of-pocket audit and inspection fees (but specifically excluding any travel and lodging expenses) applicable to the review of Tenant Costs for said calendar year within twenty (20) days after receipt of Tenant’s invoice therefor. This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Tenant Costs. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within thirty (30) days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within thirty (30) days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Tenant Costs during the Audit Election Period, Tenant Costs for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the Tenant named in this Amendment and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Premises.
6. Parking. As of the Third Expansion Space Commencement Date, (a) the first sentence of Paragraph 8C of the Lease and any other reference in the Lease to a parking ratio and/or the number of parking spaces Tenant may use shall no longer be applicable and (b) subject to all reasonable rules and regulations promulgated by Landlord from time to time and uniformly applied by Landlord to all tenants of the Building and/or others utilizing the surface parking lot or the parking area beneath the Building, Tenant, and its employees, customers, licensees

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invitees and/or any other entity or person authorized by Tenant shall have the non-exclusive right to use, free of charge, 4.65 parking spaces per 1,000 rentable square feet in the Premises now or at any point in the future during the Term of the Lease. Based on Tenant’s occupancy of 37,356 rentable square feet, Tenant is entitled to use one hundred seventy-four (174) parking spaces. All such parking spaces shall be located in the surface parking lot within the Project, except for thirty (30) spaces, which shall be reserved in the parking area beneath the Building (the “Covered Parking Area”). The thirty (30) spaces shall be marked as reserved for Tenant in a mutually acceptable manner at Landlord’s cost and shall be in the locations specified on the attached Exhibit D, which is incorporated into this Amendment for all purposes. In the event the ratio specified above does not provide Tenant with fifty percent (50%) of the unreserved and fifty percent (50%) of the reserved parking spaces for the Building in the parking areas within the Project, and Tenant continues to occupy at least forty-five percent (45%) of the Project, the ratio shall be adjusted to provide Tenant with fifty percent (50%) of such spaces. Notwithstanding anything in the foregoing to the contrary, subject to the terms and conditions specified below in this Paragraph 6, Landlord has an ongoing right to convert the Covered Parking Area into leasable space and construct a separate covered parking area within the Project (the “New Covered Parking Area”). In the event Landlord elects to convert all of the parking spaces in the Covered Parking Area into leasable space, Landlord shall have the right to do so upon Landlord’s satisfaction of the following conditions precedent: (i) Landlord completes construction of the New Covered Parking Area and obtains a certificate of occupancy and/or any other required authorization(s) from the City of Austin and/or other applicable governmental authority to utilize such area for parking, (ii) each parking space within the New Covered Parking Area is equal to or greater in size to each parking space in the Covered Parking Area , (iii) the amount of cover provided for each parking space in the New Covered Parking Area is comparable to the amount of cover for each space within the Covered Parking Area, (iv) Tenant has the same number of reserved parking spaces in the New Covered Parking Area as they have in the Covered Parking Area at the time the relocation of spaces occurs unless some of the reserved spaces are still located in the Covered Parking Area as provided for in the following sentence, (v) the number of reserved spaces provided to Tenant in the New Covered Parking Area shall increase in the event Tenant expands the Premises per the ratio specified above unless there are still additional spaces in the Covered Parking Area, (vi) the location of the reserved spaces provided to Tenant in the New Covered Parking Area shall be mutually acceptable to Landlord and Tenant, (vii) Landlord pays for the cost of signage to designate the reserved spaces provided to Tenant in the New Covered Parking Area and any other costs associated with the relocation of Tenant’s reserved spaces from the Covered Parking Area to the New Covered Parking Area, and (viii) all such spaces are provided free of charge during the Term of the Lease and any extension(s) thereof. In the event Landlord elects to convert a portion of the parking spaces in the Covered Parking Area into leasable space, Tenant shall have the right to use all remaining reserved spaces in the Covered Parking Area up to thirty (30) spaces or the increased number of spaces Tenant is entitled to utilize in the event of an expansion of the Premises.
7. Surrender of Premises. At the expiration or earlier termination of the Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property (defined below) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage by casualty or condemnation excepted. As used herein, the term “Tenant’s Removable Property” shall mean:(a) any improvements, materials and equipment used in connection with Tenant’s laboratories which are not affixed to a

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portion of the Leased Premises and/or the Project; (b) any improvements to the Premises (collectively, “Leasehold Improvements”) that are installed by or for the benefit of Tenant, which are of a nature that, in Landlord’s reasonable judgment (based on competitive pricing from a minimum of two general contractors and related subcontractors, which pricing shall be made available to Tenant at the same time such pricing is provided to Landlord) would require removal and repair costs that are materially in excess of the removal and repair costs associated with improvements typically found in other office tenant spaces in comparable buildings in close proximity to the Project (exclusive of the items described in (a) and (c) of this Paragraph 7) (“Special Installations”); and (c) Tenant’s personal property. Notwithstanding the foregoing, Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises by providing Tenant with written notice (the “Special Installations Notice”) on or before May 1, 2015, stating that Landlord has elected to require Tenant to leave all or some of its Special Installations. If Landlord elects for a portion of Tenant’s Special Installations to remain, the Special Installations Notice shall include a detailed description and itemization of which Special Installations Landlord elects to have Tenant leave. If Landlord does not provide Tenant with the Special Installations Notice on or before May 1, 2015, Tenant shall not be obligated to leave any of its Special Installations in the Premises. If Tenant fails to remove any of Tenant’s Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within two (2) business days after the expiration date of the term of the Lease or early termination of the Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property. Tenant shall pay Landlord, upon demand, the reasonable expenses and reasonable storage charges incurred for Tenant’s Removable Property. To the fullest extent permitted by applicable law, any unused portion of the Security Deposit may be applied to offset Landlord’s costs set forth in the preceding sentence. In addition, if Tenant fails to remove Tenant’s Removable Property from the Premises or storage, as the case may be, within thirty (30) days after written notice, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned, and title to Tenant’s Removable Property (except with respect to any Hazardous Substances) shall be deemed to be immediately vested in Landlord, subject to any written agreement between Landlord and a lender for Tenant whereby Landlord has subordinated its rights to such lender to Tenant’s Removable Property and the lender then has a valid lien on Tenant’s Removable Property. Except for Special Installations designated by Landlord to remain in the Premises, Tenant’s Removable Property shall be removed by Tenant within two (2) business days after the expiration date of the term of the Lease or early termination of the Lease or of Tenant’s right to possession; provided that upon Landlord’s prior written consent (which must be requested by Tenant at least thirty (30) days in advance of the expiration of the term of the Lease and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to five (5) days after the expiration of the term of the Lease for the sole purpose of removing Tenant’s Removable Property. Tenant’s possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including t he obligation to pay Base Rent and Tenant’s Proportionate Share of Tenant Costs on a per diem basis at the rate in effect for the last month of the term of the Lease. In the event the Lease is terminated prior to the Expiration Date, Tenant’s Removable Property (except for Special Installations designated by Landlord to remain in the

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Premises) shall be removed by Tenant on or before such earlier date of termination. Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property.
8. Assignment. In addition to Tenant’s rights under the Lease, as of the Effective Date of this Amendment, Tenant may assign its entire interest under the Lease to its Affiliate or Tenant’s Successor (as defined herein) without the consent of Landlord, provided that at all times during the twelve (12) month period following any such assignment, the aggregate net worth of the assigning party and the assignee shall be, at a minimum, equal to the aggregate amount of the Base Rent and Tenant’s Proportionate Share of Tenant Costs (based on the estimates of such costs prepared in accordance with the Lease) that are scheduled to become due under the Lease during such twelve (12) month period. Tenant shall provide Landlord with written notice of any such assignment no later than thirty (30) days following the effective date of such assignment.
9. Termination Option. Tenant shall have the option to terminate the Lease with respect to the Third Expansion Space as of 11:59 p.m. on June 30, 2013 (the “Termination Date”), provided Tenant gives written notice thereof to Landlord on or before September 30, 2012, and provided that no Event of Default remains uncured under the Lease at the time of the giving of such notice or on the Termination Date. Notwithstanding anything to the contrary contained in the immediately preceding sentence, in the event an Event of Default remains uncured under the Lease at the time of the giving of such notice or on the Termination Date, Landlord shall notify Tenant in writing of such default, and the Termination Date shall be extended by an amount of time equal to the cure period applicable to the default as provided for in Paragraph 19 of the Lease, as modified by Paragraph 21 of this Amendment. In the event Tenant fails to cure such Event of Default during the applicable cure period specified in the preceding sentence, this termination option shall be null and void and the Lease shall continue in full force and effect as if Tenant had not delivered the Termination Notice to Landlord. In the event Tenant cures such Event of Default during the applicable cure period specified above, the Lease shall terminate on the Termination Date, as extended pursuant to the provisions of this Paragraph 9. Additionally, Tenant’s right to terminate hereunder is conditioned upon the payment in full by Tenant, simultaneously with the delivery of the notice of termination, of a termination payment in the amount of $269,453.69 (the “Termination Payment”). After Landlord’s receipt of the full Termination Payment, and Landlord’s receipt of all Rent due hereunder through and including the Termination Date (as it may be extended as set forth in this Paragraph 9), as and when such Rent was due, neither party shall have any rights, liabilities or obligations under the Lease for the period accruing after the Termination Date, except those which, by the provisions of the Lease, expressly survive the termination of the Lease.
10. Signage. During the term of the Lease, Tenant shall have rights to the signage described in (a) – (c) below (collectively, the “Signage”):
     (a) Building Signage. Tenant shall have the right to install and maintain, at Tenant’s sole expense, one exterior sign identifying the name of either Tenant, an Affiliate (as defined below) of Tenant or Tenant’s Successor on the south elevation of the Building (the “Building Signage”) in the approximate location shown on the attached Exhibit E which is incorporated into this Amendment for all purposes, so long as the party named on the Building Signage occupies all or a portion of the Premises; provided, however, this right shall terminate if, at any time after the Third Expansion Space Commencement Date, the Premises is less than 25,000

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rentable square feet or Tenant, an Affiliate of Tenant or Tenant’s Successor no longer occupy at least 25,000 rentable square feet in the Project. If the right to Building Signage terminates, or following the expiration or termination of the Lease, Landlord may cause the Building Signage to be removed, at Tenant’s sole cost and expense. Tenant acknowledges that there is currently no signage identifying a tenant or an occupant on the Building and that Landlord makes no representation as to whether such signage is permitted by applicable law. Tenant shall be solely responsible, at Tenant’s cost, for investigating whether the Building Signage is permitted by applicable law and for obtaining all required permits and approval from all applicable governmental authorities in connection with such signage.
     (b) Monument Signage. Following the expiration of the lease between Landlord and Ultra Electronics, Landlord shall, at Tenant’s sole cost and expense, relocate the panel identifying Tenant’s name on the existing monument sign to the top position on such monument sign.
     (c) Additional Signage. Tenant shall have the right to Tenant’s name on any additional multi-tenant signage Landlord adds to the Project outside of the Building.
The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. The term “Tenant’s Successor” means a successor to Tenant by purchase, merger, consolidation or reorganization.
The rights to Signage granted herein are personal to the specific party originally identified as the “Tenant” under the Lease and may not be transferred, shared or assigned in whole or in part to any assignee, subtenant or other tenant in the Project, except as otherwise described herein. As of the Third Expansion Space Commencement Date, with respect to the Monument Signage and Additional Signage, Tenant shall be entitled to an amount of space on such signage approximately equal to Tenant’s Proportionate Share (as such amount on the signage is reasonably determined by Landlord), and Tenant may grant the right to utilize all or a portion of such signage to an Affiliate of Tenant, Tenant’s Successor or a subtenant of all or a portion of the Premises, so long as the party granted the right and named on such signage occupies all or a portion of the Premises and subject to the following paragraph.
The location, size, material, construction, font, color, lighting (including, but not limited to, the intensity thereof) and design of the Signage described in this Paragraph 10 shall be subject to (i) the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed, and (ii) compliance with applicable law and any recorded restrictive covenants applicable to the Project.
11. Compliance with Law. Landlord shall comply with all laws regarding the use, condition or occupancy of the portions of the Project that are available for the common use of tenants and others, as determined by Landlord from time to time (the “Common Areas”), which shall in any event include areas within the Building such as common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers, and the parking areas within the Project. In the event such Common Areas do not comply with such laws, following written notice from an applicable governmental authority of such non-compliance, Landlord

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shall remedy such non-compliance, at no cost to Tenant, except for any amount included in Tenant Costs pursuant to the terms of the Lease and this Amendment.
12. Non-Disturbance Agreement. Landlord agrees to obtain and deliver to Tenant an executed version of the Non-Disturbance and Attornment Agreement attached hereto as Exhibit F (the “NDA”), which is incorporated into this Amendment for all purposes, signed by Landlord and Landlord’s mortgagee (“Landlord’s Mortgagee”) on or before the later of (a) the date such Landlord’s Mortgagee gives its consent to this Amendment and (b) fifteen (15) days after this Amendment is executed by Landlord and Tenant, and Tenant shall, within ten (10) business days of delivery of such signed NDA, execute the NDA and deliver the fully executed NDA to Landlord. Landlord’s Mortgagee charges a fee of $1,500 for such an agreement, and Tenant agrees to promptly reimburse Landlord for Landlord’s payment of the fee. In addition, the Lease shall not be subordinate to any mortgage or ground lease affecting the Project and/or the Premises executed after the Effective Date of this Amendment unless Tenant and the holder of any such mortgage or the ground lessor under any such ground lease execute a mutually agreeable subordination and non-disturbance agreement. Landlord agrees to use commercially reasonable efforts to obtain from any future holder of any mortgage or ground lease its then-current form of subordination and non-disturbance agreement for the review and consideration of Tenant.
13. Additional HVAC Units. As a part of the Tenant Work, Tenant shall install additional heating, ventilation and air conditioning units (the “Additional HVAC Units”) in the location(s) determined in accordance with the Work Letter. Such Additional HVAC Units shall solely serve the Premises and shall be connected to either the existing submeter or another submeter(s) to be installed by Tenant, at Tenant’s sole discretion and at Tenant’s cost which cost may be paid for out of the Reimbursement Allowance as defined in Paragraph 2 of Exhibit B of this Amendment, to measure the electrical consumption of the Additional HVAC Units. Notwithstanding anything contained in the Lease to the contrary, but in addition to Tenant’s obligation to pay Tenant’s Proportionate Share of Tenant Costs, Tenant shall pay Landlord for the direct cost only of the electricity consumed by the Additional HVAC Units and/or any other HVAC units serving the Premises exclusively and which are connected to either the existing submeter or another submeter(s) (the “Separate HVAC Units”). Monthly, on or about the fifteenth (15th) day of each month, during the term of the Lease and any extensions thereof, Landlord shall read the submeter(s) to determine the amount of the electricity consumed by the Separate HVAC Units since the last reading of the submeter(s) and then compute the cost of the electricity consumed by multiplying the cost per kilowatt hour charged by the electric utility provider to Landlord for that period by the amount of kilowatt hours consumed. On or before the twentieth (20th) day of each month during the term and any extensions thereof, the Landlord shall invoice the Tenant for the cost of the electricity consumed by the Separate HVAC Units and such amount shall be due and payable on the later of (i) the first (1st) day of the month after Tenant’s receipt of the invoice from Landlord, or (ii) fifteen (15) days after the invoice was received by the Tenant, if the Tenant received it after the twentieth (20th) day of the month. Notwithstanding anything in the Lease to the contrary, Tenant shall be responsible for the reasonable maintenance, repair, upkeep and replacement of the Separate HVAC Units with all such maintenance, repair, upkeep and replacement being performed at Tenant’s sole cost and expense. In connection with Tenant’s obligations in the foregoing sentence, Tenant shall replace the air filter(s) for each of the units as required to keep the filter relatively clean based on typical

12

industry standards for similar sized units in a comparable commercial application in comparable office buildings in close proximity to the Building. In the event that one or more of the Additional HVAC Units is installed on the roof of the Building, as more particularly described in the Work Letter, and Tenant needs access to the roof to fulfill its obligations under this Paragraph 13, Tenant shall provide Landlord with twenty-four (24) hours advance notice, where practical, and in all events, Landlord may accompany Tenant, its agents, contractors or employees on to the roof. Landlord agrees to provide such access in a timely manner upon Tenant’s request. Tenant may be required to compensate Landlord for reasonable overtime labor expenses incurred by Landlord in providing a representative to accompany Tenant or provide Tenant with access to the Additional HVAC Units if such accompaniment is needed or access is provided after normal business hours (as described in Paragraph 4(b) above) at Tenant’s request. In the event that Landlord determines that any maintenance, repair or replacement of any items on the roof of the Building needs to be performed which will result in a bona fide requirement that one or more of the Additional HVAC Units located on the roof will need to be temporarily moved, Landlord shall provide Tenant with no less than thirty (30) days prior written notice (except in the event of an emergency) of such maintenance, repair or replacement, and Tenant shall temporarily move the Additional HVAC Unit(s), at Tenant’s sole cost and expense, until any such maintenance, repair and replacement has been performed. Landlord agrees to complete any such maintenance, repair and replacement in a commercially reasonable time frame so as to minimize the amount of time the unit(s) must be temporarily relocated. Except to the extent of Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for any loss or damage that may be incurred by Tenant in connection with Tenant’s moving the Additional HVAC Units.
14. Option to Extend. Tenant shall have the option to extend the term of the Lease as set forth in the Option to Extend in the attached Rider No. 1, which is incorporated into this Amendment for all purposes.
15. Right of First Offer. Tenant shall have a preferential right to lease certain space in the Building as set forth in the Right of First Offer in the attached Rider No. 2, which is incorporated into this Amendment for all purposes.
16. Must Take Space. Tenant shall have the obligation to lease the “Must Take Space” as set forth in the attached Rider No. 3, which is incorporated into this Amendment for all purposes.
17. OFAC List Representation. Tenant hereby represents and warrants to Landlord that neither Tenant nor any of its officers, directors, shareholders, partners, members or affiliates is or will be an entity or person: (a) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO 13224”); (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (c) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (d) who is otherwise affiliated with any entity or person listed above.

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18. Consent. This Amendment is subject to, and conditioned upon, any required consent or approval being unconditionally granted by Landlord’s Mortgagee. If any such consent shall be denied, or granted subject to an unacceptable condition, this Amendment shall be null and void and the Lease shall remain unchanged and in full force and effect. Landlord shall provide Tenant with written notice within fifteen (15) days after this Amendment is executed by Landlord and Tenant specifying that the Landlord’s Mortgagee has or has not provided the unconditional consent or approval specified in this Paragraph 18. In the event (i) the Landlord’s Mortgagee has not provided such approval or consent within the fifteen (15) day period described in the previous sentence, and/or (ii) Landlord has not obtained and delivered to Tenant an executed version of the NDA signed by Landlord and Landlord’s Mortgagee within such fifteen (15) day period and/or (iii) Landlord has not provided the notice required in this Paragraph 18 within such fifteen (15) day period, Tenant may terminate this Amendment within five (5) days after the fifteen (15) day period has elapsed, but prior to Landlord’s Mortgagee providing its approval or consent and Landlord delivering (a) an executed version of the NDA signed by Landlord and Landlord’s Mortgagee, and (b) the notice required in this Paragraph 18, and thereafter neither party shall have any rights, liabilities or obligations under this Amendment.
19. Broker. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment, other than Oxford Alliance Services LLC (“Oxford”). Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any broker or agent or similar party other than Oxford claiming by, through or under Tenant a leasing commission in connection with this Amendment. Landlord acknowledges its obligation to pay a commission to Oxford pursuant to the terms of a separate written agreement between Landlord and Oxford, and Landlord agrees that Tenant has no obligation to pay a commission pursuant to such agreement since Tenant is not a party to such agreement.
20. Time of the Essence. Time is of the essence with respect to Tenant’s and Landlord’s execution and delivery of this Amendment to the other party. If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord or Greg Johnson, with Transwestern, by 5:00 p.m. in Austin, Texas on March ___, 2010, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this Amendment by March ___, 2010, shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline. In the event Landlord has not executed and returned this Amendment to Tenant or Rick Whiteley, with Oxford, by 5:00 p.m. in Austin, Texas on March ___, 2010, this Amendment shall be deemed null and void and shall have no force or effect.
21. Events of Default. Paragraph 19E on page 11 of the Lease is hereby deleted in its entirety, and replaced with the following:
“E. Tenant shall fail to comply with any term, provision or covenant of this Lease (other than those listed above in this Paragraph) and shall not cure such

14

failure within twenty (20) days after written notice thereof from Landlord; provided however, that if such failure is not curable by Tenant within such twenty (20) day period, then Tenant shall have such additional time to cure as may be commercially reasonable so long as Tenant commences to cure in an expeditious manner within such twenty (20) day period and thereafter diligently and continuously pursues completion of the cure.”
22. Storage Space. Subject to all terms and conditions of the Lease, except as otherwise set forth in this Paragraph 22, during the Second Extension Period, Tenant shall have the right to use the storage space currently utilized by Ultra Electronics and located in the parking area beneath the Building (the “Storage Space”). Tenant shall not be obligated to pay Base Rent or Tenant’s Proportionate Share of Tenants Costs for the Storage Space. Tenant shall use the Storage Space for storage of personal property only and for no other purpose. Tenant agrees to keep the Storage Space clean and orderly and not to use the Storage Space for the purpose of storing refuse, trash, garbage and the like. In addition, Tenant shall not store any flammable materials, explosives, or any other inherently dangerous material in the Storage Space. Tenant shall accept possession of the Storage Space in “as is” condition and Landlord shall have no obligation whatsoever to furnish, render, or supply any money, work, labor, material, fixture, decoration, or equipment with respect to the Storage Space. Except for the electrical supply for the lights in the Storage Space, Tenant acknowledges and agrees that there shall be no services whatsoever provided to the Storage Space.
23. Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.
[Remainder of page intentionally left blank.]

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LANDLORD AND TENANT enter into this Amendment as of the Effective Date.

LANDLORD: CFO2 AUSTIN, LLC, a Delaware limited liability company
By:
Name:
Title:

TENANT: RULES-BASED MEDICINE, INC., a Delaware corporation
By:
Name:
Title:

16

EXHIBIT A
THIRD EXPANSION SPACE

A-i

EXHIBIT B
WORK LETTER
     This Work Letter is attached as an Exhibit to that certain Fourth Amendment to Lease Agreement (the “Amendment”) between CFO2 Austin, LLC, as Landlord, and Rules-Based Medicine, Inc., as Tenant, that amends that certain Lease Agreement dated March 18, 2003 (as amended, the “Lease”) and relating to the lease by Landlord to Tenant of that certain Third Expansion Space in Stonecreek Park. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease as amended by the Amendment. In the event of any conflict between the Lease and this Work Letter, the latter shall control.
1. Construction. Tenant agrees to have its contractors and subcontractors construct leasehold improvements (the “Tenant Work”) in a good and workmanlike manner in and upon the Current Premises and/or the Third Expansion Space and/or the Must Take Space (as defined herein), at Tenant’s sole cost and expense, in accordance with the following provisions and in accordance with the floor plans attached as Schedule 1 to this Exhibit B (the “Floor Plans”), which have been approved by Landlord. Tenant may make changes to the Floor Plans without having to obtain Landlord’s approval, so long as any such changes would not cause Tenant’s use of the Current Premises and/or the Third Expansion Space and/or the Must Take Space to violate the terms and conditions of Paragraph 12 of the Lease or such changes would not violate any other terms and conditions of the Lease. Tenant shall submit to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed in accordance with the following sentence, complete plans and specifications for the construction of the Tenant Work (“Tenant’s Plans”). Within three (3) business days after receipt of Tenant’s Plans, Landlord shall review and either approve or disapprove Tenant’s Plans, provided that (i) Landlord’s approval shall not be unreasonably withheld, conditioned or delayed and (ii) Landlord’s approval/disapproval rights shall be limited to items affecting (A) any structural elements of the Building, (B) any Building systems located outside of the Premises, (C) any components of the fire and life safety systems of the Building and (D) the exterior of the Building, including the placement of any equipment outside of the Premises, such as the Additional HVAC Units. If Landlord disapproves Tenant’s Plans, or any portion thereof, Landlord shall notify Tenant thereof and of the revisions Landlord requires before Landlord will approve Tenant’s Plans. In a timely manner following receipt of Landlord’s notice, Tenant shall submit to Landlord, for Landlord’s review and approval, plans and specifications incorporating the required revisions. The final plans and specifications approved by Landlord are hereinafter referred to as the “Approved Construction Documents”. Tenant may make changes to the Approved Construction Documents without having to obtain Landlord’s approval, so long as any such changes would not cause Tenant’s use of the Premises and/or the Third Expansion Space and/or the Must Take Space to violate the terms and conditions of Paragraph 12 of the Lease or such changes would not violate any other terms and conditions of the Lease. In the event Landlord’s approval is required to changes to the Approved Construction Documents, (i) Landlord’s approval shall not be unreasonably withheld, conditioned or delayed and (ii) Landlord’s approval/disapproval rights shall be limited to items affecting (A) any structural elements of the Building, (B) any Building systems located outside of the Premises, (C) any components of the fire and life safety systems of the Building and (D) the exterior of the Building, including the placement of any equipment outside of the Premises, such as the

B-i

Additional HVAC Units. With respect to the installation and location of the Additional HVAC Units, Landlord and Tenant shall make good faiths efforts to find a suitable location(s) on the ground outside the Building to install the Additional HVAC Units. However, if any or all of the Additional HVAC Units cannot be installed in such location(s), the Additional HVAC Units shall be installed on the roof of the Building in location(s) mutually agreed upon by Landlord and Tenant. Notwithstanding anything in the Lease or this Amendment to the contrary, in the event any or all of Additional HVAC Units are required to be installed on the roof, any work which is required to modify the roof shall be performed by a roofing contractor selected by Landlord, in Landlord’s sole discretion, provided the cost charged by such contractor is commercially reasonable based on the cost which would be charged by a similarly qualified contractor. Once the Tenant’s Plans and Approved Construction Documents have been approved in accordance with this Paragraph, the authorized representatives of Landlord and Tenant shall each sign Tenant’s Plans and Approved Construction Documents to signify their respective approval of each set of documents. Tenant will employ experienced, contractors and licensed subcontractors, and architects, engineers and other consultants, approved by Landlord except as otherwise provided herein, to design and construct the Tenant Work and will require in the applicable contracts that such parties (a) carry insurance in such amounts and types of coverages as are reasonably required by Landlord, and (b) design and construct the Tenant Work in a good and workmanlike manner and in compliance with applicable law, excepting where such compliance is Landlord’s obligation under the terms of the Lease and/or this Amendment. Landlord does hereby approves Trimbuilt Construction, Drolette Construction, Spaw Maxwell and Burt Watts as contractors to perform the Tenant Work, so long as each such contractors agrees to (i) comply with Landlord’s responsible contractor policy attached hereto as Schedule 2, which is incorporated into this Exhibit for all purposes, and (ii) carry the type and amount of liability insurance reasonably required by Landlord, which shall include coverage sufficient to cover work in the Premises, Third Expansion Space and the Must Take Space performed by the subcontractors. In addition, Landlord hereby approves any licensed subcontractors that such contractors may utilize to perform the Tenant Work. Unless otherwise agreed to in writing by Landlord and Tenant, all work involved in the construction and installation of the Tenant Work shall be carried out by Tenant’s contractor under the sole direction of Tenant, in compliance with all reasonable Building rules and regulations and in such a manner so as not to unreasonably interfere with or disturb the operations, business, use and enjoyment of the Project by other tenants in the Building or the structural calculations for imposed loads. Tenant shall obtain from its contractors and provide to Landlord a list of all subcontractors providing labor or materials in connection with any portion of the Tenant Work prior to commencement of the Tenant Work. Tenant warrants that the design, construction and installation of the Tenant Work shall conform to the requirements of all applicable law, including building, plumbing and electrical codes and the requirements of any authority having jurisdiction over, or with respect to, such Tenant Work.
2. Costs. Subject to the terms and conditions of this Paragraph 2, Landlord will provide Tenant with an allowance in the amount of $485,628.00 (the “Reimbursement Allowance”) to be applied towards the cost of constructing the Tenant Work, any architectural and engineering fees related to such work, a construction management fee, if any, paid by Tenant to its construction manager, and all other costs related to such work, including, but not limited to, application and permit fees and permit expediter fee, and all of the items specified in Paragraph 2A below.

B-ii

     A. Landlord’s obligation to reimburse Tenant for the construction of the Tenant Work shall be: (ii) limited to $485,628.00 which is based on the following: $13.00 multiplied by the rentable square footage of the Premises after the Must-Take Space (as defined herein) is added to the Premises (i.e., $13.00 x 37,356 = $485,628.00); and (iii) conditioned upon Landlord’s receipt of written notice (which notice shall be accompanied by invoices and documentation set forth below) from Tenant that the applicable portion of the Tenant Work covered by such invoices and documentation has been completed and accepted by Tenant. The cost of (a) all space planning, design, consulting or review services and construction drawings, (b) purchasing and installing all building equipment for the Current Premises and/or Third Expansion Space (including any submeters and other above building standard electrical equipment approved by Landlord), (c) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (d) materials and labor, and (e) an asbestos survey of the Current Premises and/or Third Expansion Space if required by applicable law, shall all be included in the cost of the Tenant Work and may be paid out of the Reimbursement Allowance, to the extent sufficient funds are available for such purpose. All improvements which are currently in the Premises and/or the Third Expansion Space and/or the Must Take Space may be utilized by Tenant and/or their contractor(s) and/or subcontractors at Tenant’s sole discretion to complete the Tenant Work and any cost related to such utilization of the improvements shall not be applied against the Reimbursement Allowance. Any reimbursement obligation of Landlord under this Work Letter shall be applied solely to the purposes specified above on or before December 31, 2010. Any portion of the Reimbursement Allowance not used or requested by Tenant for such use by December 31, 2010 shall be applied as a credit against Base Rent and Tenant’s Proportionate Share of Tenant Costs due on or after January 1, 2011, and continuing thereafter until the portion of the Reimbursement Allowance not used has been fully credited to Tenant.
     B. Landlord shall make payments of the Reimbursement Allowance to Tenant within twenty (20) days following Landlord’s receipt of (i) copies of invoices from any contractor and or vendor for costs incurred by Tenant in constructing any portion of the Tenant Work; (ii) evidence that Tenant has paid the invoices for such costs; and (iii) commercially reasonable lien waivers from any contractor or supplier who has constructed or supplied materials for the Tenant Work. If the costs incurred by Tenant in constructing the Tenant Work exceed the Reimbursement Allowance, then Tenant shall pay all such excess costs and Tenant agrees to keep the Premises and the Property free from any liens arising out of the non-payment of such costs.
3. Electrical Design Capacity. The following parameters constitute building standard electrical design capacity: (i) the total connected electrical load of all electrical equipment serving the Premises (excluding Building mechanical systems and other Building equipment) shall not exceed an average of approximately 7.0 watts multiplied by the usable square footage of the Premises, which is hereby deemed to be 34,380 usable square feet, delivered through the electrical riser to the electrical room(s) on the floor where the Premises are located; (ii) in addition to the approximate 7.0 watts stated above, the connected electrical load for lighting shall not exceed an average of approximately 3.0 watts multiplied by the usable square footage of the Premises; (iii) emergency power shall be limited to egress lighting only and at Landlord’s option shall be provided by Tenant’s battery backup fixtures or Landlord’s emergency power system; and (iv) no electrical equipment shall exceed the safe and lawful capacity of the existing

B-iii

electrical circuit(s) and facilities serving the Premises which capacity is hereby deemed to be no less than 7.0 watts multiplied by the usable square footage of the Premises. Any requirements, services or equipment in excess or contravention of the foregoing parameters (or any combination thereof) shall constitute above building standard electrical services subject to Landlord’s approval and Tenant’s compliance with the other applicable provisions of the Lease. However, the cost of purchasing and installing any above building standard electrical equipment approved by Landlord (including submeters) shall be paid at Tenant’s expense from the Reimbursement Allowance or out-of-pocket if said allowance has been fully utilized by Tenant.
4. ADA Compliance. Tenant shall, at its expense from the Reimbursement Allowance or out-of-pocket if said allowance has been fully utilized by Tenant, be responsible for compliance in the Premises with the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, the “ADA”) for any new installations or improvements which occur as part of the Tenant Work, but Landlord shall, at its expense, correct any existing condition in the Third Expansion Space and/or Must Take Space which does not comply with ADA as of the Effective Date of this Amendment. Following Landlord’s receipt of written notice from an applicable governmental authority that all or a portion of (i) the Third Expansion Space, including, but not limited to, the existing men’s and women’s lavatories/restrooms and shower stalls and facilities, (ii) the Must Take Space and/or (iii) the existing men’s and women’s lavatories/restrooms in the Premises does not comply with the ADA, as described in the previous sentence, Landlord shall commence performing the improvements or other work necessary and shall thereafter diligently pursue the completion of such improvements or work. Landlord shall use commercially reasonable efforts to bring any such condition(s) into compliance with the ADA on or before the Third Expansion Commencement Date. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant. Landlord’s approval of the Approved Construction Documents shall not be deemed a statement of compliance with applicable law, nor of the accuracy, adequacy, appropriateness, functionality or quality of the improvements to be made according to the Approved Construction Documents.
5. Landlord’s Oversight and Coordination. Construction of the Tenant Work shall be subject to oversight and coordination by Landlord pursuant to this Paragraph as well as Paragraph 4(b) of this Amendment, but such oversight and coordination shall not subject Landlord to any liability to Tenant, Tenant’s contractors or any other person. Landlord has the right to inspect construction of the Tenant Work from time to time. Landlord or any party related thereto shall not receive any fee from Tenant for Landlord’s oversight and coordination of the construction of the Tenant Work.
6. Assumption of Risk and Waiver. Tenant hereby assumes any and all risks involved with respect to the Tenant Work and hereby releases and discharges all Landlord Parties from any and all liability or loss, damage or injury suffered or incurred by Tenant or third parties in any way arising out of or in connection with the Tenant Work.

B-iv

Schedule No. 1 to Exhibit B
FLOOR PLANS

Schedule No. 1 to Exhibit B-i

CONFERENCE
COPY
STORAGE
LAB
EXISTING OFFICE
CORRIDOR
OFFICE

1/16" = 1'-0"

Link ARCHITECTURE
512.821.3555 www.link-arch.com

RULES BASED MEDICINE
PARTIAL FLOOR PLAN

R5

02/09/10

Schedule No. 1 to Exhibit B-ii

Schedule No. 2 to Exhibit B
CONTRACTOR POLICY
CERTIFICATION OF RESPONSIBLE CONTRACTOR STATUS

  GENERAL INFORMATION

  Company Name

  Address

City	State	Zip Code

Telephone Number ( )	Fax Number ( )

  Ownership Structure (Please check one)

o Sole Proprietorship	o Partnership	o Corporation	o Joint Venture	o Other

  Description of Service(s) Provided

  Contractor’s License #

  RESPONSIBLE CONTRACTOR STATUS (Refer to definitions on reverse)

     Please check one of the following boxes:
1.	☐ Meets all Responsible Contractor requirements

2.	☐ Meets none of the Responsible Contractor requirements

3.	☐ Meets certain of the Responsible Contractor requirements (provide explanation below)
  If you have checked box 3 above, please provide an explanation below (attach additional pages if necessary):

Explanation:

  OWNER’S CERTIFICATION OF RESPONSIBLE CONTRACTOR STATUS

On behalf of the above-named company, the undersigned certifies that the information and response provided herein are true, complete and accurate as of this date, and he/she is aware that any intentionally misrepresented or falsified information may result in disqualification from future contracting opportunities.

Signature	Date

Name (please print)	Title

This form was prepared for use in compliance with the Responsible Contractor Program Policy of the California
State Teachers’ Retirement System (“CalSTRS”).
Any contractor or subcontractor with a minimum contract size of $25,000 should complete this form.
Schedule No. 2 to Exhibit B-i

INTRODUCTION: The California State Teachers’ Retirement System (“System”) has a deep interest in the condition of workers employed by the System and its advisors. The System, through the Responsible Contracting Policy, supports and encourages fair wages and fair benefits for workers employed by its contractors and subcontractors, subject to fiduciary principles concerning duties of loyalty and prudence, both of which further require competitive returns on the System’s real estate investments. The System endorses small business development, market competition and control of operating costs. The System supports many of the ideals espoused by labor unions and encourages participation by labor unions and their signatory contractors in the development and management of the System’s real estate investments. The System believes that an adequately compensated and trained worker delivers a higher quality product and service. This policy is intended to complement and in no manner detract from existing System policy regarding service-disabled California veteran owned business enterprises.
DEFINITIONS:
Responsible Contractor: A contractor or subcontractor who pays workers a fair wage and a fair benefit as evidenced by payroll and employee records. “Fair Benefits” are defined as including, but not limited to, employer paid family health care coverage, pension benefits, and apprenticeship programs. What constitutes a “fair wage” and “fair benefit” depends on the wages and benefits paid on comparable real estate projects based upon local market factors, that include the nature of the project (e.g. residential or commercial, public or private) comparable job or trade classifications, and the scope and complexity of the services provided.
Schedule No. 2 to Exhibit B-ii

EXHIBIT C
EXAMPLE GROSS UP CALCULATION
Stonecreek Park
Gross Up Example

2009Reforecast-OPEX 95% GU	Gross Up Method:	Utilities	Occupied RSF:	69,463
52010-Electricity	Occpancy %:	90.32%	Building RSF:	76,910

			Total SF:	76,910

	Building Square Footage:	76,910
	Gross Up %:	95.00%

		73,065
	Less Occupied RSF:	69,463

	Average Vacant SF:	3,602
	Vacant Space Consumption Rate:	20.00%

	Adjusted Vacant RSF:	720
	Plus Occupied RSF:	69,463

	Adjusted SF Consuming Utility:	70,183

	Utility Costs:	225,535
	Adjusted Occupied Cost PSF:	3.214	*Utility Costs / Adjusted SF
	Less Vacant Cost PSF:	0.643	*Occ.Cost PSF x Vac.Sp.Cons

	Utility Occupancy Adj. PSF:	2.571
	x Average Vacant SF:	3,602

	Utility Occupancy Adjustment:	9,259

Exhibit C-i

EXHIBIT D
LOCATION OF RESERVED SPACES UNDER BUILDING

Exhibit D-i

EXHIBIT E
LOCATION OF BUILDING SIGNAGE
The location and size of the Tenant’s sign as shown above are approximate. The final location and size, among other things, are subject to (i) recommendations by the sign company selected by Tenant regarding the best location and size for the sign for maximum visibility, and (ii) the approvals provided for in the Lease.

Exhibit E-i

EXHIBIT F
NON-DISTURBANCE AND ATTORNMENT AGREEMENT
Record and return to:
Principal Bank
801 Grand Avenue
Des Moines, IA 50392-1360
ATTN:
NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

     THIS AGREEMENT, made and entered into as of the ___ day of March, 2010, by and between PRINCIPAL BANK, a federal savings bank, with an address for purposes of notice at c/o Principal Real Estate Investors, LLC, 801 Grand Avenue, Des Moines, Iowa 50392-1450 (hereinafter called “Lender”) and RULES-BASED MEDICINE, INC., a Delaware corporation, with its principal office at 3300 Duval Road, Suite 110, Austin, Texas 78759 (hereinafter called “Lessee”), and CFO2 AUSTIN, LLC, a Delaware limited liability company, with its principal office at 100 Waugh, Suite 600, Houston, Texas 77007;
WITNESSETH:
     WHEREAS, Lessee has by that certain Lease Agreement dated March 18, 2003, as amended by that certain First Amendment to Lease Agreement dated April 2007, that certain Second Amendment to Lease Agreement dated September 2, 2008, that certain Third Amendment to Lease Agreement dated September 1, 2009, and that certain Fourth Amendment to Lease Agreement dated March ___, 2010 (the “Fourth Amendment”) (collectively, hereinafter called the “Lease”), leased from CFO2 Austin, LLC (hereinafter called “Lessor”), all or part of certain real estate and improvements thereon located at the building known as Stonecreek Park, and located in Austin, Texas, as more particularly described in Exhibit A attached hereto (the “Demised Premises”); and
     WHEREAS, Lessor is encumbering (or has previously encumbered) the Demised Premises as security for a loan (the “Loan”) from Lender to Lessor (the “Mortgage”); and
     WHEREAS, Lessee and Lender have agreed to the following with respect to their mutual rights and obligations pursuant to the Lease and the Mortgage;
     NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) paid by each party to the other and the mutual covenants and agreements herein contained and other good and
Exhibit F-i

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valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:
     (1) In the event of any foreclosure of the Mortgage or any conveyance in lieu of foreclosure, provided that the Lessee shall not then be in default beyond any grace period under the Lease and that the Lease shall then be in full force and effect, then Lender shall neither terminate the Lease nor join Lessee in foreclosure proceedings, nor disturb Lessee’s possession, and the Lease shall continue in full force and effect as a direct lease between Lessee and Lender. Lender further agrees not to join Lessee in any foreclosure proceeding except to the extent necessary under applicable law, but such joinder shall not be in derogation of the rights of Lessee as set forth in this Agreement.
     (2) After the receipt by Lessee of notice from Lender of any foreclosure of the Mortgage or any conveyance of the Demised Premises in lieu of foreclosure, Lessee will thereafter attorn to and recognize Lender or any purchaser at any foreclosure sale or otherwise as its substitute lessor on the terms and conditions set forth in the Lease.
     (3) Lessee hereby agrees that if Lessee has the right to terminate the Lease or to claim a partial or total eviction, or to abate or reduce rent due to a Lessor default under the Lease, Lessee will not exercise such right until it has given written notice to Lender, and Lender has failed within thirty (30) days after both receipt of such notice, to commence to cure such default and thereafter diligently prosecute such cure to completion within thirty (30) days of Lender’s commencement to cure such default.
     (4) Lessee agrees that if Lessee exercises its option to terminate the Lease pursuant to the terms of the Paragraph 9 of the Fourth Amendment, Lessee will remit any payments made in connection with such termination directly and immediately to Lender when any such payments are due. Lessor hereby agrees that such payments shall be held by Lender as additional security for the Loan, and the funds shall be governed by the terms of that certain Property Reserves Agreement between Lessor and Lender.
     (5) This Agreement and its terms shall be governed by the laws of the state where the Demised Premises are located and shall be binding upon and inure to the benefit of Lender and Lessee and their respective successors and assigns, including, without limitation, any purchaser at any foreclosure sale or otherwise. This Agreement may not be modified orally or in any manner other than by an agreement, in writing, signed by the parties.
     (6) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one agreement.
(SIGNATURES ON NEXT PAGE)
Exhibit F-ii

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IN WITNESS WHEREOF, this Agreement has been fully executed under seal on the day and year first above written.

PRINCIPAL BANK, a federal savings bank

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, as attorney-in-fact

By

Name:

Title:

By

Name:

Title:

RULES-BASED MEDICINE, INC.,
a Delaware corporation

By

Name:

Title:

By

Name:

Title:

CFO2 AUSTIN, LLC,
a Delaware limited liability company

By

Name:

Title:

Exhibit F-iii

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[>Insert Client Notary Form here & below with final version of amendment]>
Exhibit F-iv

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Tenant – Please insert Notary Form in place of this page.
Exhibit F-v

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Landlord – Please insert Notary Form in place of this page.
Exhibit F-vi

Exhibit A
Legal Description will be inserted by Lender with final version of amendment.
Exhibit F-vii

RIDER NO. 1
OPTION TO EXTEND
A. Renewal Period. Tenant or its Affiliate or a successor to Tenant by purchase, merger, consolidation or reorganization may, at its option, extend the term of the Lease for all, but not a portion, of the Premises for one (1) renewal period of sixty (60) months commencing on July 1, 2015 (the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than July 1, 2014, nor later than January 31, 2015,, provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant, an Affiliate or Tenant’s Successor remains in occupancy of the Premises, and (ii) no uncured Event of Default exists under the Lease subject to the terms in the following sentence. If an uncured Event of Default exists under the Lease as described in the previous sentence, and Landlord has not exercised either of the remedies provided to Landlord in Paragraph 20(a) or Paragraph 20(b) of the Lease, Landlord shall provide Tenant with a second written notice of such Event of Default, unless the original Event of Default was pursuant to Paragraph 19C or Paragraph 19D of the Lease in which case the above-described notice is not required, and Tenant shall have the same right to cure such Event of Default as Tenant had when Tenant was first notified of the Event of Default as provided for in Paragraph 19 of the Lease, as modified by Paragraph 21 of the Amendment. This Option to Extend shall be void and of no further force and effect unless, following such second written notice, Tenant cures such Event of Default within applicable cure period described in the Lease and this Amendment. All terms and conditions of the Lease shall be the same for the Renewal Period except the Base Rent rate payable during the Renewal Period shall be at the Market Rental Rate (as defined below) for the Premises. Except as provided in this Rider No. 1, all terms and conditions of the Lease shall continue to apply during the Renewal Period, except that Tenant shall have no further Option to Extend the term of the Lease.
B. Acceptance. Within thirty (30) days of the Renewal Notice, Landlord shall provide written notice to Tenant of the Market Rental Rate proposed by Landlord (“Landlord’s Rate”) for such Renewal Period (the “Rental Notice”). Tenant shall accept or reject the Landlord’s Rateby written notice (the “Tenant’s Notice”) to Landlord given within fifteen (15) days after receipt of the Rental Notice (the “Renewal Notice Period”). If Tenant delivers the Tenant’s Notice and accepts the terms set forth in the Rental Notice during the Renewal Notice Period, Tenant shall, within fifteen (15) days after its receipt of an executable lease amendment from Landlord, execute a said amendment provided it conforms to the conditions specified herein and incorporates the Landlord’s Rate into the Lease for the Renewal Period. If Tenant fails to deliver its Tenant’s Notice during the Renewal Notice Period, then this Option to Extend shall automatically expire and be of no further force or effect. If Tenant delivers the Tenant’s Notice during the Renewal Notice Period and rejects the Landlord’s Rate set forth in the Rental Notice, Landlord and Tenant shall endeavor for a period of thirty (30) days after Landlord’s receipt of Tenant’s Notice (the “Negotiation Period”) to reach an agreement on the Market Rental Rate for the Renewal Period. If, at the end of the Negotiation Period, Landlord and Tenant are unable to agree on the Market Rental Rate, Landlord shall deliver to Tenant written notice within ten (10) days after the end of the Negotiation Period specifying Landlord’s second proposed Market Rental Rate (the “Landlord’s Revised Rate”). Tenant shall have a period of ten (10) days after its receipt of Landlord ’s Revised Rate (the “Tenant’s Decision Period”) to elect to (i) accept the Landlord’s Revised Rate by written notice (the “Acceptance Notice”) to Landlord or (ii) notify
Rider No. 1-i

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Landlord that it has elected to renew the term of the Lease and have the Market Rental Rate determined in accordance with Paragraph D of this Rider No. 1 (the “Arbitration Notice”). If Tenant fails to deliver either an Acceptance Notice or an Arbitration Notice within Tenant’s Decision Period, then Tenant shall be deemed to have accepted Landlord’s Revised Rate. If Tenant delivers its Acceptance Notice within Tenant’s Decision Period or fails to deliver either an Acceptance Notice or an Arbitration Notice within Tenant’s Decision Period, Landlord and Tenant shall, within fifteen (15) days after Tenant’s receipt of an executable lease amendment from Landlord, execute said amendment provided it conforms to the conditions specified herein and incorporates the Landlord’s Revised Rate into the Lease for the Renewal Period. In addition, this Option to Extend shall terminate upon assignment of the Lease or subletting of all or any part of the Premises, unless such subletting or assignment is to an Affiliate or to Tenant’s Successor. Furthermore, this Option to Extend shall be voidable at either party’s election if the other party fails to execute and return the aforementioned lease amendment within the fifteen (15) day period specified above, so long as the electing party provides the other party with written notice of the electing party’s election prior to the other party’s execution of such lease amendment.
C. Market Rental Rate. The “Market Rental Rate” shall mean (i) the annual net rental rate (excluding that portion of the rate associated with operating expenses) per square foot of rentable floor area then being charged, and (ii) the associated tenant improvement allowance per square foot of rentable floor area then being given a willing tenant would pay and a willing landlord would accept and (ii) the associated tenant improvement allowance per square foot of rentable floor area then being given for a comparable renewal transaction in comparable space and in comparable buildings not owned by Landlord or any entity related thereto) in close proximity to the Project as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the buildings, lease term, parking charges if any, amenities of the building and/or property, condition of the spaces, any concessions and allowances commonly being offered by landlords for comparable transactions in the buildings, the time the particular rate under consideration became effective, size of tenant, relative operating expenses, relative services provided, whether the tenant improvement allowance relates to first generation space or second generation space, and similar considerations.
D. Arbitration. If Tenant delivers an Arbitration Notice to Landlord prior to the expiration of Tenant’s Decision Period, then the term of the Lease shall be extended for the Renewal Period based on the Market Rental Rate being established in accordance with the procedure set forth below. If the following arbitration process is not completed prior to the commencement of the applicable Renewal Period, Tenant shall continue to pay Base Rent and parking charges at the rates in effect prior to such Renewal Period until such time as the arbitration process is complete, at which time Tenant will pay Landlord, or Landlord will pay Tenant, the amounts necessary to adjust the payments made prior to such date to be equal to the Market Rental Rate determined by such arbitration process.
Rider No. 1-ii

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(i)	Each party shall deliver to the other, within ten (10) days after Tenant delivers the Arbitration Notice, such party’s determination of the Market Rental Rate and associated tenant improvement allowance then in question, which determinations shall be used by the arbitrator pursuant to subparagraph (iv) below to determine the Market Rental Rate and associated tenant improvement allowance.
(ii)	Tenant and Landlord shall mutually and promptly select a person who has had not less than ten (10) years’ experience in the metropolitan Austin, Texas area in commercial office leasing matters, to act as arbitrator hereunder. If a selection is not made within thirty (30) days after an Arbitration Notice has been delivered to Landlord, the arbitrator shall, upon the request of either party, be appointed by the American Arbitration Association, but in any case said arbitrator will have at least ten (10) years experience as specified above. The arbitration proceedings shall take place at a mutually acceptable location in the City of Austin, Texas.
(iii)	In determining any controversy or dispute, the arbitrator shall apply the pertinent provisions of this Amendment without departure therefrom in any respect. The arbitrator shall not have the power to add to, modify or change any of the provisions of this Amendment, but this provision shall not prevent in any appropriate case the interpretation, construction and determination by the arbitrator of the applicable provisions of this Amendment to the extent necessary in applying the same to the matters to be determined by arbitration.
(iv)	Subject to subparagraph (iii) above, the arbitrator shall determine which of the Market Rental Rates proposed by Landlord and Tenant is closest to the Market Rental Rate as determined by the arbitrator, and such Market Rental Rate chosen by Landlord or Tenant, which is closest to the rate determined by the arbitrator, shall be deemed to be the Market Rental Rate hereunder. The decision of the arbitrator shall be final and binding upon the parties hereto.
(v)	During any arbitration proceedings pursuant to this Paragraph D, the parties hereto shall continue to perform and discharge all their respective obligations under the Lease. In the event the decision of the arbitrator has not been made prior to the commencement of the Renewal Period, Tenant shall continue to pay Base Rent at the rate in effect prior to such Renewal Period until such time as the arbitration process is complete, at which time Tenant will pay Landlord, or Landlord will pay Tenant, the amounts necessary to adjust the payments made prior to such date to be equal to the Market Rental Rate determined by such arbitrator.
Rider No. 1-iii

RIDER NO. 2
RIGHT OF FIRST OFFER
Subject to the terms and conditions of this Rider No. 2, Landlord hereby grants Tenant an ongoing right of first offer, exercisable by Tenant at any time during the Term of the Lease, to expand the Premises to include any rentable floor space available for leasing on the second (2nd) floor of the Building (the “ROFO Space”) as set forth in and on the same terms and conditions contained in (1) a written bona fide, arms-length offer (which shall specify the terms and conditions of the proposed lease) received by and acceptable to Landlord or (2) a written bona fide, arms-length offer (which shall specify the terms and conditions of the proposed lease) made by Landlord to a third party and acceptable to such third party, although such writings need not be signed by Landlord or the proposed tenant, and Landlord is otherwise prepared to draft a lease or amendment, as applicable, for such third party reflecting such terms (each, a “Bona Fide Offer”). Within three (3) business days following Landlord’s determination that there has been a Bona Fide Offer, Landlord shall deliver to Tenant a written notice of same (the “Offer Notice”), including the identity of the third party that is involved in the Bona Fide Offer and a complete copy of the Bona Fide Offer. Notwithstanding anything else herein to the contrary, Landlord shall not be required to give the Offer Notice, nor may Tenant exercise its rights in this Paragraph, if at the time Landlord receives or would otherwise deliver the Offer Notice or Tenant would otherwise accept a Bona Fide Offer, (i) there is an uncured Event of Default under the Lease, or (ii) Tenant, an Affiliate of Tenant or Tenant’s Successor is not the “Tenant” under the Lease or such parties are not in occupancy of at least 30,000 rentable square feet on the first (1st) floor of the Building.
Tenant shall have five (5) business days after receipt of the Office Notice and copy of the Bona Fide Offer to accept same by written notice given to Landlord. If Tenant accepts such Bona Fide Offer, all of the ROFO Space that was subject of such Bona Fide Offer shall be automatically added to the Premises then being leased by Tenant on the terms set forth in the Bona Fide Offer and otherwise on the terms and conditions contained in the Lease. Should Tenant fail to exercise its right to lease the ROFO Space covered by the Bona Fide Offer by providing written notice thereof to Landlord within five (5) business days of Landlord’s delivery to Tenant of the Bona Fide Offer, or there is an uncured Event of Default under the Lease, Tenant shall be deemed to have waived its rights under this Rider No. 2 with respect to the ROFO Space that is covered by the Bona Fide Offer, and Landlord thereafter shall have a period of two hundred seventy (270) days to lease the ROFO Space on terms materially consistent with the terms of such Bona Fide Offer to the third party named in the Bona Fide Offer. If Landlord does not enter into a lease agreement with the aforementioned third party in the time period specified, Tenant’s right of first offer for such space shall be reinstated at the end of such time period. If Tenant exercises its right of first offer with respect to a Bona Fide Offer, within thirty (30) days of Landlord’s deliver of the notice of the Bona Fide Offer to Tenant, Landlord and Tenant shall enter into and execute an appropriate amendment to the Lease.
Rider No. 2-i

RIDER NO. 3
MUST TAKE SPACE
     1. Lease. Effective on the first (1st) Business Day after the date that (a) the existing tenant has vacated the Must Take Space (as defined below), (b) the existing tenant has removed its personal property from the Must Take Space, (c) the Must Take Space Work (as defined below) has been completed, if applicable as described below, and (d) Landlord notifies Tenant (“Must Take Space Notice”) that such conditions have been satisfied (the “Must Take Commencement Date”), which Landlord estimates to be approximately September 1, 2010, the Premises shall be automatically expanded subject to the terms specified in this Rider No. 3 to include approximately 1,031 rentable square feet located on the 1st floor of the Building adjacent to the Third Expansion Space, as shown on the attached Schedule 1 (the “Must Take Space”). The lease of the Must Take Space is subject to all of the terms and conditions of the Lease, except as provided in this Rider No. 3.
     2. Must Take Space Work. As of the Effective Date of this Amendment, there is certain elevator equipment located in the Must Take Space that is utilized by the current tenant of such space (the “Elevator Equipment”). Landlord and Tenant agree that Landlord may, at no cost to Tenant, remove, or cause to be removed, the Elevator Equipment at any time prior to the date Landlord delivers the Must Take Space Notice to Tenant. Notwithstanding anything in the foregoing sentence to the contrary, if an applicable governmental authority provides written notice that the Elevator Equipment must be removed, whether such notice is delivered on or after the Must Take Commencement Date, Landlord shall, at no cost to Tenant, remove, or cause to be removed, the Elevator Equipment within reasonable time after Landlord’s receipt of such notice based on a schedule which is reasonably approved by Tenant with all work being performed after normal business hours (as described in Paragraph 4(b) of this Amendment). Landlord does hereby acknowledge and agree that Tenant shall not be required to construct or perform any improvement, alteration or other work to separate the Elevator Equipment from the Must Take Space. However, Tenant may elect, in its sole discretion, to construct a sheetrock enclosure to separate the Elevator Equipment from the Must Take Space. In the event the Elevator Equipment is removed for any reason (except by Tenant) and such an enclosure has been constructed, Landlord shall also, at no cost to Tenant, (i) repair any damage to the enclosure caused by the removal of the Elevator Equipment, and (ii) perform any other work necessary in the Must Take Space required by any applicable governmental authority to comply with all applicable codes related to the removal of the Elevator Equipment and the conditions which exists after such removal including, but not limited to, filling in the hole in the floor above the Must Take Space, installing a finished ceiling, and installing fire sprinklers (if required to be installed under applicable law). All such work shall be performed on a schedule which is reasonably approved by Tenant with all work being performed after normal business hours (as described in Paragraph 4(b) of this Amendment).
     3. Amendment. Within ten (10) business days of delivery of the Must Take Space, Landlord and Tenant shall execute a lease amendment adding the Must Take Space as part of the Premises for all purposes under the Lease (including any extensions or renewals) effective as of the delivery date of the same and confirming the Must Take Commencement Date, Base Rent and other terms applicable to the Must Take Space (some of which are specified in this Rider
Rider No. 3-i

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No. 3) (the “Must Take Space Amendment”); provided, however, notwithstanding anything contained herein to the contrary, Tenant shall not be required to pay Base Rent or any other costs related to the Must Take Space for a period of thirty (30) days after the Must Take Commencement Date. Such lease amendment shall contain a work letter (“MTS Work Letter”) substantially in the form of Exhibit B to the Amendment regarding the construction of leasehold improvements in the Must Take Space, except that Landlord shall have no obligation to provide Tenant with any allowance in the MTS Work Letter for any improvements Tenant intends to perform in the Must Take Space.
     4. Condition of Must Take Space. Except as provided for in Section 2 of this Rider No. 3, Tenant shall accept the Must Take Space in its “as-is” condition as of the Must Take Commencement Date, except for (a) Latent Defects in the Must Take Space of which Tenant notifies Landlord within one hundred eighty (180) days after the Must Take Commencement Date and (b) any material changes occurring to the condition of the Must Take Space between the Effective Date of this Amendment and the Must Take Space Commencement Date, and subject to the terms of the Lease and the Must Take Space Amendment. However, any necessary construction of leasehold improvements which Tenant, in its sole discretion, elects to perform shall be accomplished and the cost of such construction shall be paid by Tenant subject to reimbursement, if any, of such costs by Landlord as provided for in Paragraph 2 of Exhibit B of this Amendment. Tenant’s right to terminate the Lease due to the condition of the Must Take Space or the Premises shall be limited to those rights, if any, contained in the Lease or the Must Take Space Amendment. Landlord hereby represents that, to Landlord’s current actual knowledge, Landlord has received no written notice from any applicable governmental authority of any current violation of any laws, including, without limitation, the Americans with Disability Act, with respect to the Must Take Space. In addition to the other terms and conditions of the Must Take Space Amendment, Landlord and Tenant agree that the following language shall be included with respect to the condition of the Must Take Space: “Tenant hereby agrees that the Must Take Space is in good order and satisfactory condition and that, except as otherwise expressly set forth in the Lease, there are no representations or warranties of any kind, express or implied, by Landlord regarding the Must Take Space, the Building or the Project. Except for the Must Take Space Work, if applicable, Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the Must Take Space or the Premises. By taking possession of the Must Take Space, Tenant waives (i) any claims due to defects in the Must Take Space except for Latent Defects in the Must Take Space of which Tenant notifies Landlord within one hundred eighty (180) days after the Must Take Commencement Date; (ii) any claims due to material changes occurring to the condition of the Must Take Space between the Effective Date and the Must Take Space Commencement Date except those of which Landlord has been notified in writing prior to Tenant’s taking possession of the Must Take Space; and (iii) all express and implied warranties of suitability, habitability and fitness for any particular purpose.”
     5. Base Rent. Commencing thirty (30) days after the Must Take Commencement Date and continuing through the term of the Lease, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for the Must Take Space a rate per
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square foot equal to the rentable square foot rate set forth in the Base Rent payable for the Third Expansion Space – Space A, as described in Paragraph 3(b) of this Amendment, and will increase in accordance with such schedule.
     6. Tenant Costs. Commencing thirty (30) days after the Must Take Commencement Date, Tenant’s Proportionate Share of Tenant Costs shall be increased to 48.57% to include the Must Take Space, so that Tenant is also paying Tenant’s Proportionate Share of Tenant Costs on the Must Take Space commencing on such date.
Rider No. 3-iii

Schedule No. 1 to Rider No. 3
Outline and Location of Must Take Space
Schedule No. 1 to Rider No. 3-i